Exhibit 10.1

December 29, 2012

Thomas Hook, CEO

c/o Greatbatch, Inc.

2591 Dallas Parkway

Frisco, Texas 75034

Dear Tom:

Reference is made to the Employment Agreement between you and Greatbatch, Inc., dated effective January 1, 2010 (“Agreement”).

This letter is intended to confirm that you and the Compensation and Organization Committee of the Company have waived the requirement set forth in Section 1.3 of the Agreement requiring 12 months’ advance consent to the automatic extension of the Agreement. The result of this, I am happy to confirm, is that the term of the Agreement is automatically extended to January 7, 2014.

This letter will also confirm the intent of you and the Committee to discuss a mutually agreeable revised employment agreement for you, with the objective of concluding such discussions as soon as possible in 2013.

If this letter does not reflect our agreement, please let me know.

Very truly yours,

/s/ Peter H. Soderberg
Peter H. Soderberg, Chairman
Compensation & Organization Committee

/s/ Thomas J. Hook
Thomas J. Hook
President and Chief Executive Officer